                         NEWS RELEASE

Lincoln Financial Group Reports Third Quarter 2009 Results
_____________________________________________
Strong Fundamentals Drive Sequential Improvement in Income from Operations
Net Flows Continue Growth Trend; Remain Positive in All Segments

Philadelphia, PA, October 28, 2009 – Lincoln Financial Group (NYSE:LNC) today reported net income of $153 million, or $0.44 per diluted share available to common stockholders, for the third quarter of 2009, versus $148 million, or $0.58 per diluted share in the prior-year quarter. The 2009 quarter included a positive adjustment of $55 million, after tax, or $0.18 per diluted share, related to the previously announced sale of Lincoln National (UK) plc; realized investment losses of $42 million, after tax, or $0.14 per diluted share; and a loss of $151 million, after tax, or $0.49 per diluted share, primarily attributable to the non-performance risk factor on the variable annuity hedge program.

Income from operations for the third quarter of 2009 was $276 million, or $0.84 per diluted share available to common stockholders, compared to $298 million, or $1.16 per diluted share, in the third quarter of 2008. The current period reflects lower average variable account values compared to a year ago and a modest loss on alternative investments. The company’s annual comprehensive review of actuarial assumptions had little impact on income from operations in the 2009 quarter.

Income from operations and production results in the third quarter of 2009 exclude Lincoln UK and Delaware Investments, which are now included in discontinued operations for the current period and all periods presented. The current quarter’s earnings available to common stockholders per share reflect the accrued dividend and accretion of discount on the series B preferred stock, as well as an increase in average common shares outstanding primarily related to the company’s recent equity issuance.

Third Quarter 2009 Highlights:
•	Consolidated deposits of $5.3 billion were down 2% from last year, but up 10% from the prior quarter.
•	Consolidated net flows of $2.3 billion were up 34% year-over-year and 25% sequentially.
•	Consecutive quarters of double-digit growth in net flows and equity market appreciation drove ending account balances to $137 billion, the highest level since June 2008.
•
At the end of the third quarter, the company reported a net unrealized gain position on available-for-sale securities of $5 million, after tax, versus a net unrealized loss position of $1.6 billion, after tax, on June 30, 2009.

•	On October 1, the company completed the sale of Lincoln National UK and remains on track to complete the Delaware Investments transaction at or around year-end.

Dennis R. Glass, president and CEO, said, “Lincoln Financial delivered another quarter of solid fundamentals with sequential growth in income from operations, book value per share, deposits and net flows. The strategic actions taken over the last ten months have reaffirmed Lincoln’s position as a strong competitor. We have strengthened our capital position, sharpened our focus on the core insurance and retirement businesses, reinforced our distribution relationships, and updated our product portfolios to better align consumer value, risk management and profitability in today’s environment. As the economy and consumer confidence begin to recover, we are well-positioned to drive profitable growth and long-term value for our stakeholders.”

Third Quarter 2009 – Segment Results
Retirement Solutions
Individual Annuities
The Individual Annuities segment reported income from operations of $95 million in the third quarter of 2009 versus $131 million in the year-ago period, reflecting, in part, lower average variable account balances compared to the prior year. The 2009 quarter included a net positive impact of approximately $15 million, after tax, primarily attributable to positive retrospective DAC unlocking from equity market appreciation. The prior-year period included net positive items of approximately $13 million, after tax, primarily attributable to tax-related items.

Gross annuity deposits were $3.1 billion, up 5% from the prior year and 18% sequentially. Net flows were $1.6 billion, up 70% versus the 2008 quarter and 53% versus the second quarter.

Broad distribution relationships, wholesaler productivity improvements and a diversified fixed and variable product portfolio positively impacted results. Fixed and indexed annuity product deposits of $1.3 billion more than doubled year-over-year and were up 40% sequentially, driving continued improvement in net flows for both periods. Variable annuity product deposits of $1.8 billion and net flows of $747 million were up sequentially 6% and 15%, respectively, but down year-over-year due to market conditions.

Defined Contribution
Defined Contribution reported income from operations of $43 million, versus $42 million for the same period a year ago. The 2009 quarter included a net positive impact of approximately $5 million, after tax, primarily attributable to positive prospective DAC unlocking.

Gross deposits of $1.1 billion were down 17% versus prior year. Total net flows were $144 million, up 55% compared to the year-ago quarter, reflecting continued strong persistency.

Insurance Solutions
Life Insurance
Life Insurance income from operations was $137 million, equal to the third quarter of 2008. The life insurance segment’s results in 2009 reflect capital-related reinsurance transactions and included a net negative impact of approximately $6 million, after tax, primarily attributable to negative prospective DAC unlocking which was partially offset by tax-related items. The 2009 quarter also included a loss on alternative investments of $5 million, after tax, versus alternative investment income of $10 million, after tax, in 2008. The prior period’s results included a net negative impact of approximately $30 million, after tax, primarily related to DAC unlocking.

Life insurance sales were $146 million compared to $190 million in the 2008 period and $124 million in the second quarter of 2009. MoneyGuard®, a linked-benefit universal life insurance policy with a long term care rider, and term life insurance sales increased over 60% year-over-year, demonstrating the strength of the diversified product portfolio.

Group Protection
For the third quarter, Group Protection’s income from operations was $35 million, compared to $27 million in the prior-year period. The non-medical loss ratio in the current period was 68%, driven by favorable experience in group disability and life.

Net earned premiums were $380 million in the third quarter, up 2% over the year-ago period, reflecting lower premium persistency due to workforce and wage reductions within small businesses. Annualized sales of $80 million increased 17% year-over-year with voluntary sales representing 37% in the quarter.

Other Operations
The operating loss in Other Operations was $33 million in the quarter, versus $40 million in the prior-year quarter.

Alternative Investment Income
Income from operations in the third quarter of 2009 included a loss on alternative investments of $1 million, after tax, compared to income of $12 million, after tax, in the 2008 period. In the current quarter, the Life Insurance segment reported a loss on alternative investments of $5 million, which was partially offset by alternative investment income of $1 million in the Defined Contribution segment, $2 million in the Individual Annuities segment, and $1 million in the Other Operations segment.

Realized Gains and Losses
Total gross realized losses on general account investments were $174 million, pre DAC and tax, primarily related to residential mortgage backed securities and financial institutions. The variable annuity hedge program performed as expected in the quarter. The after-DAC and tax loss of $151 million was primarily driven by the non-performance risk factor which accounted for $138 million of the loss.

Book Value
As of September 30, 2009, the book value per share of common stock, including accumulated other comprehensive income (AOCI), was $38.56 compared to $37.11 a year ago. Book value per share, excluding AOCI, was $39.29, compared to $44.18 a year ago.

This press release may contain statements that are forward-looking, and actual results may differ materially, especially given the current economic and credit conditions. Please see the Forward-Looking Statements – Cautionary Language that follow for additional factors that may cause actual results to differ materially from our current expectations.

The tables attached to this release define and reconcile income from operations, ROE, and book value per share excluding AOCI, non-GAAP measures, to net income, ROE, and book value per share including AOCI calculated in accordance with GAAP.

Lincoln Financial Group will discuss the company’s third quarter results with investors in a conference call beginning at 11:00 a.m. (ET) on Thursday, October 29, 2009. Interested persons are invited to listen through the internet. Please go to www.LincolnFinancial.com/webcast at least fifteen minutes prior to the event to register, download and install any necessary streaming media software. Interested persons may also listen to the call by dialing the following numbers:
- Dial:      (888) 715-1391 (Domestic)
(913) 312-6694  (International)

- Ask for the Lincoln National Conference Call.

The company will also post its third quarter 2009 statistical supplement and a general account supplement on its Web site, www.LincolnFinancial.com/investor.

Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. With headquarters in the Philadelphia region, the operating companies of Lincoln Financial Group had assets under management of $137 billion as of September 30, 2009. Through its affiliated companies, Lincoln Financial Group offers: annuities; life, group life and disability insurance; 401(k) and 403(b) plans; savings plans; mutual funds; managed accounts; institutional investments; and comprehensive financial planning and advisory services. Affiliates also include: Delaware Investments, the marketing name for Delaware Management Holdings, Inc. and its subsidiaries. For more information, including a copy of our most recent SEC reports containing our balance sheets, please visit www.LincolnFinancial.com.

Contacts:        Jim Sjoreen                                                                   Laurel O’Brien
484 583-1420                                                                   484 583-1735
Investor Relations                                                        Media Relations
Investorrelations@LFG.com                                       mediarelations@LFG.com

Definition of Income (Loss) from Operations and ROE
Income (loss) from operations and ROE, as used in the earnings release, are non-GAAP financial measures and are not substitutes for net income (loss) and ROE, calculated using GAAP measures.  Income (loss) from operations represents after-tax results excluding, as applicable, realized gains and losses associated with the following: sale or disposal of securities; impairments of securities; change in the fair value of embedded derivatives within certain reinsurance arrangements and the change in the fair value of related trading securities; change in the guaranteed living benefits embedded derivative reserves within our variable annuities net of the change in the fair value of the derivatives we own to hedge the changes in the embedded derivative reserves, the net of which is referred to as GLB net derivatives results; net difference between the benefit ratio reserves on our guaranteed death benefit riders within our variable annuities and the change in the fair value of the derivatives excluding our expected cost of the hedging instruments; and changes in the fair value of the embedded derivative liabilities related to index call options we may purchase in the future to hedge contract holder index allocations applicable to future reset periods for our indexed annuity products, income (loss) from the initial adoption of changes in accounting standards, income (loss) from reserve changes (net of related amortization) on business sold through reinsurance, losses on early retirement of debt, including subordinated debt, losses from the impairment of intangible assets and income (loss) from discontinued operations.

The earnings used to calculate ROE, as used in the earnings release, are income (loss) from operations.  Income (loss) from operations is an internal measure used by the company in the management of its operations.  Management believes that this performance measure explains the results of the company's ongoing businesses in a manner that allows for a better understanding of the underlying trends in the company's current business because the excluded items are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments, and, in most instances, decisions regarding these items do not necessarily relate to the operations of the individual segments.

	For the Three Months Ended		For the Nine Months Ended
($ in millions, except per share data)	September 30,		September 30,
	2009	2008	2009	2008
Net Income (Loss) Available to Common Stockholders	$137.0	$148.3	$(603.4)	$561.7
Less:
Preferred stock dividends and accretion of discount	(16.3)	-	(16.3)	-
Minority Interest Adjustment	-	(0.1)	(0.1)	(0.6)
Net Income (Loss)	153.3	148.4	(587.0)	562.3
Less:
Excluded realized loss, after-tax	(196.0)	(168.7)	(600.3)	(274.0)
Income from reserve changes (net of related
amortization) on business sold through reinsurance, after-tax	0.4	0.4	1.3	1.3
Gain on early extinguishment of debt, after tax	-	-	41.8	-
Impairment of intangibles, after-tax	1.4	-	(601.5)	(139.0)
Income (loss) from discontinued operations, after-tax	72.0	18.9	(74.1)	68.6
Income from Operations	$275.5	$297.8	$645.8	$905.4

Earnings (Loss) Per Share (Diluted)
Income from operations	0.84	1.16	2.27	3.48
Net income (loss) (1)	0.44	0.58	(2.21)	2.16

Average Equity
(Excluding AOCI)	$11,329.1	$11,308.2	$10,803.0	$11,371.9

Return on Equity
Net income (loss)	5.4%	5.2%	-7.2%	6.6%
Income from operations	9.7%	10.5%	8.0%	10.6%

(1)
In those periods with a loss from continuing operations, shares used in the earnings per share calculation represent basic shares, since using diluted shares would have been anti-dilutive. This same concept applies to our income from operations as well.

Definition of Book Value Per Share Excluding AOCI
Book value per share excluding AOCI is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders' equity excluding AOCI, by (b) common shares outstanding. Management provides book value per share excluding AOCI to enable investors to analyze the amount of our net worth that is primarily attributable to our business operations. Management believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.  Book value per share is the most directly comparable GAAP measure. A reconciliation of book value per share to book value per share excluding AOCI as of September 30, 2009 and 2008 is set forth below.

	As of September 30,
	2009	2008
Book value per share, including AOCI	$38.56	$37.11
Per share impact of AOCI	(0.73)	(7.07)
Book value per share, excluding AOCI	$39.29	$44.18

LINCOLN NATIONAL CORPORATION
DIGEST OF EARNINGS

	For the Three Months Ended
	September 30,
($ in millions, except per share data)	2009	2008

Revenues	$2,080.5	$2,269.9

Net Income	$153.3	$148.4
Preferred stock dividends and accretion of discount	(16.3)	-
Minority interest adjustment	-	(0.1)
Net Income Available to Common Stockholders	137.0	148.3

Earnings Per Share - Basic	$0.45	$0.58
Earnings Per Share - Diluted	0.44	0.58
Average Shares - Basic	301,803,108	255,865,067
Average Shares - Diluted	310,039,883	257,645,254

	For the Nine Months Ended
	September 30,
	2009	2008

Revenues	$6,100.00	$7,070.7

Net Income (Loss)	$(587.0)	$562.3
Preferred stock dividends and accretion of discount	(16.3)	-
Minority interest adjustment	(0.1)	(0.6)
Net Income (Loss) Available to Common Stockholders	(603.4)	561.7

Earnings (Loss) Per Common Share - Basic	$(2.21)	$2.18
Earnings (Loss) Per Common Share - Diluted (1)	(2.21)	2.16
Average Shares - Basic	272,651,820	258,192,178
Average Shares - Diluted	276,916,574	259,962,129

(1)	In those periods with a loss from continuing operations, shares used in the earnings per share calculation represent basic shares, since using diluted shares would have been anti-dilutive.

Forward Looking Statements — Cautionary Language

Certain statements made in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA").  A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: "believe", "anticipate", "expect", "estimate", "project", "will", "shall" and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance.  In particular, these include statements relating to future actions, trends in our businesses, prospective services or products, future performance or financial results, and the outcome of contingencies, such as legal proceedings.  Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements.  Risks and uncertainties that may cause actual results to vary materially, some of which are described within the forward-looking statements include, among others:

•
Continued deterioration in general economic and business conditions, both domestic and foreign, that may affect foreign exchange rates, premium levels, claims experience, the level of pension benefit costs and funding and investment results;

•
Continued economic declines and credit market illiquidity could cause us to realize additional impairments on investments and certain intangible assets, including goodwill and a valuation allowance against deferred tax assets, which may reduce future earnings and/or affect our financial condition and ability to raise additional capital or refinance existing debt as it matures;

•	Uncertainty about the impact of the U.S. Treasury's Troubled Asset Relief Program on the economy;
•	The cost and other consequences of our participation in the Capital Purchase Program, including the impact of existing and future regulations to which we may become subject;
•
Legislative, regulatory or tax changes, both domestic and foreign, that affect the cost of, or demand for, Lincoln's products, the required amount of reserves and/or surplus, or otherwise affect our ability to conduct business, including changes to statutory reserves and/or risk-based capital requirements related to secondary guarantees under universal life and variable annuity products such as Actuarial Guideline 43 also known as VACARVM; restrictions on revenue sharing and 12b-1 payments; and the potential for U.S. Federal tax reform;

•
The initiation of legal or regulatory proceedings against Lincoln or its subsidiaries, and the outcome of any legal or regulatory proceedings, such as:  adverse actions related to present or past business practices common in businesses in which Lincoln and its subsidiaries compete; adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and extra-contractual and class action damage cases; new decisions that result in changes in law; and  unexpected trial court rulings;

•	Changes in interest rates causing a reduction of investment income, the margins of Lincoln's fixed annuity and life insurance businesses and demand for Lincoln's products;
•
A decline in the equity markets causing a reduction in the sales of Lincoln's products, a reduction of asset-based fees that Lincoln charges on various investment and insurance products, an acceleration of amortization of deferred acquisition costs, value of business acquired, deferred sales inducements and deferred front-end loads and an increase in liabilities related to guaranteed benefit features of Lincoln's variable annuity products;

•
Ineffectiveness of Lincoln's various hedging strategies used to offset the impact of changes in the value of liabilities due to changes in the level and volatility of the equity markets and interest rates;

•
A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from Lincoln's assumptions used in pricing its products, in establishing related insurance reserves and in the amortization of intangibles that may result in an increase in reserves and a decrease in net income;

•	Changes in GAAP that may result in unanticipated changes to Lincoln's net income;
•
Lowering of one or more of Lincoln's debt ratings issued by nationally recognized statistical rating organizations and the adverse impact such action may have on Lincoln's ability to raise capital and on its liquidity and financial condition;

•
Lowering of one or more of the insurer financial strength ratings of Lincoln's insurance subsidiaries and the adverse impact such action may have on the premium writings, policy retention, profitability of its insurance subsidiaries and liquidity;

•
Significant credit, accounting, fraud or corporate governance issues that may adversely affect the value of certain investments in the portfolios of Lincoln's companies requiring that Lincoln realize losses on such investments;

•
The impact of acquisitions and divestitures, restructurings, product withdrawals and other unusual items, including Lincoln's ability to integrate acquisitions and to obtain the anticipated results and synergies from acquisitions;

•	The adequacy and collectibility of reinsurance that Lincoln has purchased;
•	Acts of terrorism, a pandemic, war or other man-made and natural catastrophes that may adversely affect Lincoln's businesses and the cost and availability of reinsurance;
•
Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that Lincoln can charge for its products;

•
The unknown impact on Lincoln's business resulting from changes in the demographics of Lincoln's client base, as aging baby-boomers move from the asset-accumulation stage to the asset-distribution stage of life; and

•	Loss of key management, portfolio managers in the Investment Management segment, financial planners or wholesalers.

The risks included here are not exhaustive. Lincoln's annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC include additional factors which could impact Lincoln's business and financial performance. Moreover, Lincoln operates in a rapidly changing and competitive environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the impact of all risk factors on Lincoln's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, Lincoln disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this release.